Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO REPORTS FIRST FULL YEAR OF PROFITABILITY FOR FISCAL YEAR

ENDED JANUARY 31, 2009

•

Net Income for fiscal year 2009 was $104 million compared to a loss of ($32) million in the year-ago period; Excluding the EchoStar damages award fiscal year 2009 net income would have been $0.3 million

•

Record Adjusted EBITDA for fiscal year 2009 was $120 million, compared to a loss of ($3) million in the year-ago period and a loss of ($31) million in fiscal 2007; Excluding the EchoStar damages award fiscal year 2009 Adjusted EBITDA would have been $32 million

•	Net loss for fourth quarter was ($3.6) million compared to ($6.4) in the year-ago period

•	Adjusted EBITDA for fourth quarter was $2.5 million compared to $0.9 million in the year-ago quarter, exceeding guidance

•	Significant progress in litigation with EchoStar; injunction enforcement stage underway

•	Teaming with SeaChange would enable cable operators to quickly deploy TiVo branded DVRs with Video on Demand and broadband services available via the TiVo service.

•	Deal with Alticast to help boost progress of TiVo’s mass distribution efforts

•	TiVo Search revolutionizes the way viewers navigate and find content amid millions of broadcast, cable and broadband choices

ALVISO, Calif. – March 2, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the fourth quarter and fiscal year ended January 31, 2009.

“This was another solid quarter for TiVo and we now bring to a close our most financially successful year ever as we recorded our first Adjusted EBITDA and net income positive year in Company history with or without the EchoStar litigation proceeds,” said Tom Rogers, President and CEO of TiVo. “This significant milestone is the result of advancing our long-term growth drivers and future prospects and from more efficiently operating our business. As the economic turmoil continues to exert downward pressure on the entire consumer electronic industry, our strategy so far has proven effective. As of year end, the Company is on solid financial footing with a strong balance sheet with over $200 million in cash, cash equivalents, and short term investments, no debt and improved cash flow.”

Mr. Rogers continued, “Importantly our litigation with EchoStar has entered the final enforcement stage. We won the original trial and received nearly $105 million in initial damages from EchoStar’s infringement of our Time Warp patent. We believe they continue to infringe our patent and violate the injunction issued by the District Court requiring them to disable the DVR functionality in their infringing models. Last month, the District Court held an evidentiary hearing to assess EchoStar’s new software and to determine whether EchoStar is in violation the injunction. We are awaiting the Court’s ruling on these final matters and are confident in the outcome.”

For the fourth quarter, Adjusted EBITDA was $2.5 million compared to $0.9 million in year-ago quarter, and exceeded guidance of ($2) million to ($4) million due in part to the Company’s continued efforts to keep costs in line. TiVo reported a net loss of ($3.6) million, compared to guidance of a net loss of ($10) to ($12) million and a net loss of ($6.4) million in the fourth quarter of last year. Net loss per share was ($0.04), compared to a loss of ($0.06) per share for the fourth quarter of last year. Service and technology revenues were $48.5 million, compared with $58.1 million for the same period last year.

For the full year, Adjusted EBITDA for fiscal year 2009 was $120 million, compared to a loss of ($3) million in the prior year and a loss of ($31) million in fiscal year 2007. Excluding the EchoStar damages award, fiscal year 2009 Adjusted EBITDA would have been $32 million. TiVo reported net income of $104 million and a net income per basic share of $1.03, compared to a net loss of ($31.6) million, or ($0.32) per share, for the last fiscal year. Service and technology revenues were $209 million for the year, compared with $231 million for the prior year.

Rogers continued, “Comcast is fully marketing our product in the New England market and is in the process of adding and sharpening offers. For example, Comcast has just introduced a DVR with free TiVo service as an option for their triple play with HD. This makes Comcast DVR with TiVo service only $9.95 (as opposed to $2.95 for TiVo on top of the regular DVR service fee) all-in for anyone subscribing to triple play with HD. They are also working to prepare for the launch of TiVo in Chicago. Further, the work Comcast is doing in the NorthCentral division has been useful for them as they roll-out the tru2way technology infrastructure across their entire footprint.

“Speaking of cable partnerships, this quarter we have also embarked on two important initiatives to make it easier for cable operators to offer the truly differentiated TiVo experience to their subscribers. First, we have announced a relationship with SeaChange, one of the leading providers of cable video on demand solutions, with whom we would be able to integrate cable operators’ video on demand services with current and future generations of retail TiVo hardware. This is a significant milestone for the industry, as it provides a way for cable operators to deploy a low cost TiVo platform that seamlessly combines the unique capability of cable VOD with the complete portfolio of broadband services now available via the TiVo service – all without having to invest in a major software porting effort. This collaboration would make it possible for consumers to experience the benefits of “two-way” cable programming services with existing “one-way” TiVo HD DVRs. We are excited about this development and its potential to enhance the competitive position of small and large cable operators alike by accelerating the deployment of next generation cable TV services.

“Our goal of lowering the deployment hurdle for operators also sparked another initiative we announced this quarter with Alticast, a leading provider of middleware software to pay television operators internationally. Porting TiVo software to the Alticast platform would make it easier for domestic and international operators to deploy the TiVo service on set top box platforms that run the Alticast software. We believe our efforts with Alticast will present some welcome new options for pay television providers who are rapidly being confronted with the two-fold challenge of needing to differentiate their consumer services while also reducing capital expenditures and operating expenses.

“Additionally, we continue to work on our new DIRECTV HD DVR. The new HD DVR will include popular TiVo broadband features, and will be immediately accessible to DIRECTV’s entire national customer base on day-one of the launch. We have had a very successful history with DIRECTV and those subscribers are some of our most loyal customers. Now, as these customers look to upgrade from standard definition programming, they will have the option to choose the TiVo experience to help them truly get the most out of their high definition viewing experience.

“On the TiVo-Owned side of the business, we have made incredible strides toward creating the ultimate in-home media center that combines the best way to search and watch traditional television with the ability to access the vast amount of video and music choices available via broadband, delivering the most dynamic user experience on the market today. From our partnerships with Amazon, You Tube, Rhapsody, and Netflix, to name a few, broadband enabled TiVo subscribers have access to more than five million pieces of content that are not available on cable or satellite.

“In a world of infinite content choice, channel flipping with the remote has become completely obsolete. TiVo not only facilitates the delivery of millions of pieces of content directly to the TV, but also provides viewers with the best experience for easily finding what they want to watch. To that end, last month we rolled out our revolutionary new TiVo Search, which features a high definition design that takes full advantage of the extra real estate that large flat screen TVs provide and makes searching millions of pieces of content even faster and easier. TiVo is the only solution with an interface that integrates broadband, broadcast and cable content delivery with the ability to search this content.

“In terms of our important partnership with Netflix, our users have wasted no time in adopting this feature, which allows many TiVo subscribers who also have a Netflix subscription to instantly stream thousands of movies directly to their television sets for no incremental charge. Almost half of TiVo users who are also Netflix subscribers have already accessed the Netflix library of more than 12,000 movies and TV episodes, after only launching a few short months ago. Such broad adoption speaks to the value and convenience of this service and it is already resulting in significant cross pollination between our two subscriber bases. In these difficult economic times, this is an ideal solution for consumers looking to cut back on discretionary spending with an in-home entertainment alternative to expensive nights out at the movies.

“Our strategy to keep acquisition costs and marketing spend down proved to be particularly effective this quarter as SAC was $114, down 17 percent from the year-ago quarter and was the lowest SAC in three years. As we have discussed in the past, we have benefitted in part from third party marketing efforts from retailers, content owners and consumer electronic manufacturers that market the TiVo product on our behalf as well as prior standard definition inventory reserve releases.”

TiVo-Owned subscription gross additions for the fourth quarter were approximately 59,000, compared to 109,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.3%, down from both the third quarter and the year-ago quarter. Overall, TiVo-Owned subscriptions ended the quarter at approximately 1.6 million. As expected, TiVo reported a net decline in MSOs/Broadcaster subscriptions as many of our mass distribution deals are still in early phases of deployment and/or development. Cumulative total subscriptions as of January 31, 2009 were 3.3 million.

Rogers continued, “In a keynote address during the annual National Association of Television Program Executives (NATPE) conference last month, we addressed the challenges that commercial avoidance and infinite content choice present for advertisers and programmers and cautioned that if they do not confront these challenges with a greater sense of urgency, the economic consequences for the entire TV industry can be devastating. TiVo’s role here is not only to encourage the industry to act, but just as important, to offer solutions that can help develop a television business model that actually creates new opportunities. If the industry acts to meet these challenges head on and doesn’t sit idle, we believe that the golden age of television can still be ahead of us.

“To that end, even in a market where advertising expenditures are being pulled back, our advertising and audience measurement business continues to gain mind share. The expansion of the sample size from which our Stop||Watch™ ratings service derives anonymous, second-by-second audience research data, making it 25 times larger than other ratings services, has been lauded by agencies, marketers and networks. Just last month we added 17 additional names to our growing list of cable networks that we are now able to produce stable ratings measurements for, bringing the total to 93 broadcast and cable channels—16 of which were previously unmeasured by the industry currency. In December, we launched a new interactive ad feature allowing advertisers to reach audiences with targeted product messages displayed within the pause screen of a Live or timeshifted program. In an age of infinite choice where the viewer is in total control of the content they watch, we continue to develop the innovative solutions that will help the media industry reach consumers in a DVR world.”

Mr. Rogers concluded, “We have made significant progress during fiscal 2009. With uncertain economic conditions still ahead, we will continue to efficiently manage our standalone business while aggressively developing our relationships on the mass distribution, international and advertising fronts and fight to uphold the value of our intellectual property. We are beginning to see our long-term strategic initiatives bear fruit and are confident that our forward momentum will continue to produce solid financial performance and success in fiscal year 2010.”

Management Provides Financial Guidance

For the first quarter of fiscal 2010, TiVo anticipates service and technology revenues in the range of $47 million to $49 million, a net loss in the range of ($6) million to ($8) million, and Adjusted EBITDA in the range of breakeven to $2 million.

This financial guidance is based on information available to management as of March 2, 2009. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, March 2, 2009. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 713-3587 (no password required). The Webcast will be archived and available through March 9, 2009 at http://www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 9600433.

About TiVo Inc.

Founded in 1997, TiVo (Nasdaq: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and TiVo.com, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music, and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo®service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2009 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and DIRECTV as well as internationally, future initiatives with SeaChange and Alticast, growth and innovation in TiVo’s advertising and audience research measurement business, the timing and availability of broadband content, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-

looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal periods ended April 30, 2008, July 31, 2008, and October 31, 2008 and our Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
Revenues
Service revenues	$44,115	$51,025	$188,408	$211,496
Technology revenues	4,353	7,027	20,126	19,382
Hardware revenues	10,712	16,066	41,133	41,798

Net revenues	59,180	74,118	249,667	272,676
Cost of revenues
Cost of service revenues (1)	11,180	12,019	44,603	42,976
Cost of technology revenues (1)	2,740	5,252	12,300	17,367
Cost of hardware revenues	15,764	23,929	57,742	92,052

Total cost of revenues	29,684	41,200	114,645	152,395

Gross margin	29,496	32,918	135,022	120,281

Research and development (1)	15,459	15,416	62,083	58,780
Sales and marketing (1)	6,517	7,336	24,944	23,987
Sales and marketing, subscription acquisition costs	1,690	7,195	6,038	31,050
General and administrative (1)	11,382	10,234	42,931	42,954
Litigation proceeds	—	—	(87,811)	—

Total operating expenses	35,048	40,181	48,185	156,771

Income (loss) from operations	(5,552)	(7,263)	86,837	(36,490)
Interest income, includes $16,789 related to litigation proceeds in the twelve months ended January 31, 2009	423	1,066	18,636	5,031
Interest expense and other	(278)	(183)	(553)	(102)

Income (loss) before income taxes	(5,407)	(6,380)	104,920	(31,561)
Provision for income taxes	1,840	(22)	(1,328)	(30)

Net income (loss)	$(3,567)	$(6,402)	$103,592	$(31,591)

Net income (loss) per common share - basic	$(0.04)	$(0.06)	$1.03	$(0.32)

Net income (loss) per common share - diluted	$(0.04)	$(0.06)	$1.01	$(0.32)

Weighted average common shares used to calculate basic net income (loss) per share	101,303,123	98,517,991	100,389,980	97,510,576

Weighted average common shares used to calculate diluted net income (loss) per share	101,303,123	98,517,991	102,595,607	97,510,576

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$229	$216	$903	$729
Cost of technology revenues	477	729	2,071	2,422
Research and development	2,235	1,934	8,805	7,326
Sales and marketing	557	737	2,089	2,205
General and administrative	2,501	2,081	9,552	10,157

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	January 31, 2009	January 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$162,337	$78,812
Short-term investments	44,991	20,294
Accounts receivable, net of allowance for doubtful accounts of $770 and $1,194	14,283	20,019
Inventories	13,027	17,748
Prepaid expenses and other, current	4,896	3,792

Total current assets	239,534	140,665
LONG-TERM ASSETS
Property and equipment, net	10,285	11,349
Purchased technology, capitalized software, and intangible assets, net	10,597	13,522
Prepaid expenses and other, long-term	1,268	1,513
Long-term investments	3,944	—

Total long-term assets	26,094	26,384

Total assets	$265,628	$167,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$9,844	$23,615
Accrued liabilities	25,054	29,536
Deferred revenue, current	47,560	59,341

Total current liabilities	82,458	112,492
LONG-TERM LIABILITIES
Deferred revenue, long-term	28,557	38,128
Deferred rent and other long-term liabilities	126	309

Total long-term liabilities	28,683	38,437

Total liabilities	111,141	150,929
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 103,604,015 and 100,098,426, respectively, and outstanding shares are 103,370,523 and 99,970,947, respectively	104	100
Additional paid-in capital	829,273	792,654
Accumulated deficit	(672,196)	(775,788)
Treasury stock, at cost - 233,492 shares and 127,479 shares, respectively	(1,659)	(846)
Unrealized loss on marketable securities	(1,035)	—

Total stockholders’ equity	154,487	16,120

Total liabilities and stockholders’ equity	$265,628	$167,049

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended January 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$103,592	$(31,591)
Adjustments to reconcile net income(loss) to net cash provided by(used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	9,783	10,326
Stock-based compensation expense	23,420	22,839
Inventory write-down	—	5,892
Loss on inventory barter transaction, utilization, and write-down of trade credits	638	1,331
Allowance for doubtful accounts	470	923
Changes in assets and liabilities:
Accounts receivable	5,266	(301)
Inventories	4,721	3,566
Prepaid expenses and other	(1,497)	227
Accounts payable	(14,623)	(12,437)
Accrued liabilities	(4,530)	(9,358)
Deferred revenue	(21,352)	(22,254)
Deferred rent and other long-term liabilities	(183)	(1,253)

Net cash provided by(used in) operating activities	$105,705	$(32,090)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term and long-term investments	(49,976)	(30,808)
Sales of short-term investments	20,300	50,200
Acquisition of property and equipment	(4,549)	(7,422)
Acquisition of intangibles	(319)	(375)

Net cash provided by (used in) investing activities	$(34,544)	$11,595

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	9,240	7,107
Proceeds from issuance of common stock related to employee stock purchase plan	3,963	3,397
Treasury Stock - repurchase of stock for tax withholding	(813)	(276)
Payment under capital lease obligation	(26)	—

Net cash provided by financing activities	$12,364	$10,228

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$83,525	$(10,267)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	78,812	89,079

Balance at end of period	$162,337	$78,812

TIVO INC.

OTHER DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,		Guidance Reconciliation Three Months Ending
	2009	2008	2009	2008	April 30, 2009
	(In thousands)		(In thousands)		(In millions)
Net income (loss)	$(3,567)	$(6,402)	$103,592	$(31,591)	$(8) - $(6)
Add back:
Depreciation & amortization	2,314	2,675	9,783	10,326	$2 - $3
Interest income & expense	(418)	(1,050)	(18,583)	(4,975)	$(1)
Provision for income tax	(1,840)	22	1,328	30	$0

EBITDA	(3,511)	(4,755)	96,120	(26,210)	$(6) - $(4)
Stock-based compensation	5,999	5,697	23,420	22,839	$6

Adjusted EBITDA	$2,488	$942	$119,540	$(3,371)	$0 - $2

Provision for income tax. The income tax expense of $1.3 million for the year ended January 31, 2009 differs from expected tax expense of $36.7 million at the statutory rate of 35% primarily due to utilization of $48 million of net operating losses and $63 million of other deferred tax assets. The income tax expense for the year ended January 31, 2009 is comprised primarily of federal and state alternative minimum taxes. As of January 31, 2009, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $410 million and $119 million respectively, available to reduce future income subject to income taxes.

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Adjusted EBITDA and Net Income Excluding EchoStar Damages Award. We have presented Adjusted EBITDA and Net Income for fiscal year 2009, excluding the impact of the approximately $103.3 million in EchoStar damages received by us in fiscal year 2009, net of tax expense of approximately $1.3 million, solely as supplemental disclosure because we believe the presentation of these non-GAAP measures will allow for a more complete analysis by our investors of our prior year results and our on-going results of operations when compared to our fiscal year 2009 results given our belief of the non-ordinary nature of EchoStar damages award when compared to prior and future years.

TIVO INC.

OTHER DATA

Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2009	2008	2009	2008
TiVo-Owned Subscription Gross Additions	59	109	187	276
Subscription Net Additions/(Losses):
TiVo-Owned	(4)	33	(91)	19
MSOs/Broadcasters	(121)	(155)	(520)	(518)

Total Subscription Net Additions/(Losses)	(125)	(122)	(611)	(499)
Cumulative Subscriptions:
TiVo-Owned	1,654	1,745	1,654	1,745
MSOs/Broadcasters	1,681	2,201	1,681	2,201

Total Cumulative Subscriptions	3,335	3,946	3,335	3,946
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	59%	61%	59%	61%

Included in the 1,654,000 TiVo-Owned subscriptions are approximately 225,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee. We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2008, we extended the period we use to recognize product lifetime subscription revenues from 54 months to 60 months for all product lifetime subscriptions acquired on or before October 31, 2007. We now amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2009	2008	2009	2008
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,656	1,727	1,695	1,721
TiVo-Owned subscription cancellations	(63)	(76)	(278)	(257)

TiVo-Owned Churn Rate per month	-1.3%	-1.5%	-1.4%	-1.2%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
Subscription Acquisition Costs	2009	2008	2009	2008
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,690	$7,195	$6,038	$31,050
Hardware revenues	(10,712)	(16,066)	(41,133)	(41,798)
Less: MSOs/Broadcasters-related hardware revenues	362	—	9,333	—
Cost of hardware revenues	15,764	23,929	57,742	92,052
Less: MSOs/Broadcasters-related cost of hardware revenues	(385)	—	(8,590)	—

Total Acquisition Costs	6,719	15,058	23,390	81,304

TiVo-Owned Subscription Gross Additions	59	109	187	276
Subscription Acquisition Costs (SAC)	$114	$138	$125	$295

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2009	2008	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$44,115	$51,025	$188,408	$211,496
Less: MSOs/Broadcasters-related service revenues	(5,137)	(7,133)	(22,412)	(27,440)

TiVo-Owned-related service revenues	38,978	43,892	165,996	184,056
Average TiVo-Owned revenues per month	12,993	14,631	13,833	15,338
Average TiVo-Owned per month subscriptions	1,656	1,727	1,695	1,721

TiVo-Owned ARPU per month	$7.85	$8.47	$8.16	$8.91

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs/Broadcasters Average Revenue per Subscription	2009	2008	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$44,115	$51,025	$188,408	$211,496
Less: TiVo-Owned-related service revenues	(38,978)	(43,892)	(165,996)	(184,056)

MSOs/Broadcasters-related service revenues	5,137	7,133	22,412	27,440
Average MSOs/Broadcasters revenues per month	1,712	2,378	1,868	2,287
Average MSOs/Broadcasters per month subscriptions	1,743	2,279	1,939	2,481

MSOs/Broadcasters ARPU per month	$0.98	$1.04	$0.96	$0.92

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.

Beginning in February 2006, TiVo began deferring a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.